Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:
Investor Relations	Media Relations
Matt Shimao	Karin Bakis
508.323.1198	508.323.1562
matt_shimao@3com.com	karin_bakis@3com.com

3COM REPORTS FISCAL Q4 RESULTS

Revenues Increase Five Percent from Year-Ago Quarter

MARLBOROUGH, Mass., June 22, 2004 – 3Com Corporation (Nasdaq: COMS) today reported financial results for its fourth quarter of fiscal year 2004 ended May 28, 2004.

Revenues for the quarter were $183 million, an increase of five percent compared to the fourth quarter of fiscal year 2003. Gross margins were $76 million, or 41 percent of revenues. Operating expenses were $100 million, including $13 million of restructuring charges. The net loss was approximately $19 million, or $0.05 per share, compared to a net loss of $38 million, or $0.11 per share, for the fourth quarter of fiscal year 2003.

These results have been presented on a U.S. GAAP (Generally Accepted Accounting Principles) basis and the net loss per share of $0.05 for the fourth quarter of fiscal 2004 is not comparable to First Call EPS estimates.

The company ended the quarter with $1.4 billion in cash and short-term investments.

NOTE: Attached is the full text of 3Com’s prepared remarks for the Q4 financial results conference call. Additional financial data is also attached.

Safe Harbor

This press release and Mr. Claflin’s and Mr. Slaven’s remarks on the quarterly results contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the following: the expected increase in revenues from the Americas region; a possible decrease in revenues from the EMEA (Europe, Middle East, and Africa) region; the expected decline in sales of our desktop, mobile, and server connectivity products during our first fiscal quarter; total revenues for our first fiscal quarter; gross margins for our first fiscal quarter; the expected range of sales and marketing, research and development, and general and administrative expenses, combined; the operating performance of the joint venture; the expected hiring plans for the joint venture; our dependence on enterprise networking products for growth; a possible decline in demand for stackable switching products; our ability to increase our revenue from sales of stackable switching products; the expected expansion of our product lines targeting mid to large enterprise customers; our goal of increasing growth while improving the productivity and effectiveness of our operations; and changes in our senior management. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including the following: possible fluctuations in the demand for our products and in economic conditions affecting the markets for our products; our ability to successfully manage costs and expenses; possible delays or inability to collect accounts receivable; continued or increased reductions in capital spending in the technology and networking sectors; technological changes and trends in the networking sector; possible development or marketing delays relating to our product offerings or the product offerings of the joint venture with Huawei Technologies; our ability to plan and forecast channel and company inventory; possible defects in our product offerings or the product offerings of the joint venture with Huawei Technologies; the introduction of new products by competitors or entry of new competitors into the markets for our products or the markets for the products of the joint venture with Huawei Technologies; expected volatility in our stock price; and the possibility of legal disputes. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in 3Com’s most recent filings with the Securities and Exchange Commission, including 3Com’s Annual Report on Form 10-K for the fiscal year ended May 30, 2003 and Quarterly Report on Form 10-Q for the period ended February 27, 2004. 3Com undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About 3Com Corporation

3Com is a leading provider of innovative, practical and high-value voice and data networking products, services and solutions for enterprises of all sizes and public sector organizations. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

# # #

3Com and the 3Com logo are registered trademarks of 3Com Corporation. All other company and product names may be trademarks of their respective holders.

Comments on the Fourth Quarter of Fiscal 2004

To be delivered during the analyst conference call by

Mark Slaven, 3Com executive vice president and chief financial officer

I will now take you through our financial results for the fourth quarter of fiscal 2004.

Revenue

Revenues for the quarter were approximately $183 million, and consisted of approximately $25 million from desktop, mobile, and server connectivity products and $158 million from enterprise networking products. Revenues grew 7 percent sequentially and 5 percent over the same period last year, while revenues associated with our enterprise networking products increased 7 percent sequentially and 22 percent over the same period last year.

•                  Revenue in the Americas increased by 35 percent sequentially, driven by strong growth in our voice products, fixed-configuration switching products, and connectivity products.

•                  Revenue in EMEA (Europe, Middle East, and Africa) declined by approximately 6 percent sequentially.

•                  Revenue in the Asia Pacific region declined by 12 percent sequentially, driven by declining sales of connectivity products and a decline in sales of products into the Huawei-3Com Joint Venture.

Worldwide revenues from wireless, voice, and security products, as well as modular switches and routers sourced from the Joint Venture, combined, grew approximately 90 percent over the same period last year and grew approximately 30 percent sequentially.

Breaking this down further, revenues from the wireless, voice, and security products grew approximately 39 percent sequentially while revenue from the sale of the modular switches and routers sourced from the Joint Venture and sold under the 3Com brand declined approximately 15 percent sequentially.

Gross Margin

Gross margins were approximately 41 percent, a sequential increase of approximately six points. The increase was driven by a full quarter of benefit from the outsourcing of Dublin manufacturing, improved product mix, cost reductions at a faster rate than price declines, and higher volumes. Additionally, margins benefited by approximately $3 million from a gain on the sale of manufacturing equipment.

Operating Expenses

Total operating expenses were approximately $100 million, including approximately $13 million in restructuring charges and $1 million in amortization of intangibles. The $13 million in restructuring charges consisted of $11 million in severance-related expenses and $2 million in net expenses related to facilities.

Sales and marketing expenses, research and development expenses, and general and administrative expenses collectively were $85 million, a sequential decrease of $18 million. Operating expenses benefited approximately $7 million from reductions in various reserves and accruals including bad debt, property and sales and use taxes, and other miscellaneous items.

The number of full time employees at the end of Q4 was approximately 1,900, as compared to approximately 2,100 at the end of the prior quarter.

Operating Loss

The operating loss was approximately $24 million.

Gain/(Loss) on Investment

There was a net gain on equity investments of approximately $0.4 million.

Interest and Other Income

Interest and other income, net, was approximately $5 million, including a gain of approximately $2 million from the settlement of a lease guarantee.

Income Tax Provision

The provision for income taxes was a net benefit of $0.2 million.

Equity Interest in Unconsolidated Joint Venture

In Q4 we recorded a loss of approximately $0.4 million as our portion of the loss in the unconsolidated Joint Venture. The Joint Venture itself performed very well in its first full quarter of operation ending in March 2004. During this period the Joint Venture recorded revenues of approximately $44 million, gross margins of approximately 39 percent, and a net loss of approximately $0.8 million. Included in the net loss was $7.8 million of amortization of intangibles.

Net Loss, Net Loss per Share, Shares Outstanding

The net loss was approximately $19 million.

The net loss per share was 5 cents.

Basic shares outstanding for Q4 were approximately 391 million, up approximately 6 million shares from the prior quarter primarily due to stock option exercises and stock issued under the employee stock purchase program. We did not repurchase any shares during the quarter.

Stock Options Outstanding

Stock options outstanding at the end of Q4 were approximately 57 million, down from the previous quarter’s ending balance of 61 million.

Cash and Short Term Investments

Cash and short-term investment balances at the end of Q4 were $1.38 billion, an increase of $17 million sequentially.

•                  Cash used in operations was approximately $31 million, including $12 million in separation related payments.

•                  Cash from investing activities was approximately $37 million, driven by net proceeds of approximately $34 million from the sale of our Santa Clara East Campus. Capital expenditures of approximately $5 million were offset by proceeds of approximately $2 million from the sale of equipment in Ireland. Net proceeds from equity investments were approximately $6 million.

•                  Cash from financing activities was approximately $11 million, primarily due to proceeds from stock option exercises and stock issued under the employee stock purchase program.

Forward-Looking Guidance

My remaining comments will include forward-looking statements about various matters pertaining to fiscal 2005. Please refer to the safe harbor language in the earnings release, available on our website, for factors that could cause actual results to vary.

•                  In Q1, we expect revenues in the Americas region to increase sequentially, building off the strength in the fourth quarter and entering a seasonally strong quarter for this region. We expect revenues in the EMEA region to be flat to down slightly entering a seasonally weaker quarter for this region. Revenues from desktop, mobile, and server connectivity products are expected to decline 20 percent sequentially. In aggregate we expect total revenues to be flat to slightly up sequentially.

•                  In Q1, we expect gross margins to be approximately 40 percent.

•                  Over the next few quarters, we expect to operate with sales and marketing, research and development, and general and administrative expenses in the mid $90 million per quarter range.

•                  In the near term, the Joint Venture may not be able to achieve or sustain the same level of narrow losses that it realized in its quarter ending in March 2004. In the March quarter the Joint Venture benefited from a favorable mix which resulted in gross margins considerably higher than the long term financial model. Additionally, the Joint Venture is accelerating its hiring plans, which will result in higher operating expenses.

Comments on the Fourth Quarter of Fiscal 2004
To be delivered during the analyst conference call by
Bruce Claflin, 3Com president and chief executive officer

3Com achieved several major milestones this past quarter:

•                  Revenues of $183 million, an increase of 5 percent over the fourth quarter of fiscal 2003, which represents our first year over year growth in 21 quarters.

•                  Revenues from our enterprise networking products grew 22 percent year over year, the best growth in five years.

•                  Our Americas unit recorded revenue growth of 6 percent year over year, its first growth in two years.

•                  Gross margins improved 5 points year over year and topped 40 percent for the first time in five quarters.

•                  Operating expenses were reduced $71 million or 42 percent year over year. In total, sales and marketing, research and development, and general and administrative expenses were down 25 percent year over year.

These improvements demonstrate that we are making progress in the turn-around of our company. Let me elaborate on our revenue performance.

As you know, 3Com is focused on the enterprise networking market. We continue however, to sell products formerly part of the old Connectivity Business, such as 10/100/1000 PC Cards, NICs (Network Interface Cards), and related technologies. Revenues from these products while up modestly sequentially, were down 42 percent year over year. We expect these declines to continue; therefore the future growth of our company depends on our enterprise networking products. That is why this past quarter’s growth in enterprise products is so gratifying. Our enterprise business has traditionally been built around stackable switching products sold primarily through volume channels to the SMB (Small and Medium Business) marketplace. Within the industry, we believe this product category is flat to modestly declining. However, we grew these revenues in Q4. Among the reasons were improved product competitiveness and enhanced channel terms, conditions, and programs. We will continue driving these improvements in fiscal year 2005 and believe this business can be a source of growth.

Our largest growth opportunity is linked to the substantial expansion of our product lines targeting mid to large enterprise customers. These include modular switching and routing products sourced from our Joint Venture, Huawei-3Com. It also includes products such as Voice over IP (VoIP), wireless, and security. Revenues from these products grew approximately 90 percent year over year and 30 percent sequentially. Our fastest growing product category was Voice over IP, which more than doubled sequentially. On the other hand, products sourced from our Joint Venture declined sequentially. As discussed on our last earnings call, the principle reason sales have not ramped more rapidly is the need to improve the features and capabilities of these products in order to expand our channel partners and compete more effectively in the market. To that end, in June we introduced a high density line card for the Switch 7700 for core and aggregation functionality. In addition, we introduced a substantial expansion of standards based protocols such as MSTP (Multiple Spanning Tree Protocol), ISIS (Intermediate System to Intermediate System), and BGP (Border Gateway Protocol), and made other improvements for manageability such as supporting SNMPv3 (Simple Network Management Protocol version 3). These and other enhancements have allowed us to move to lab testing in a number of important systems integrators and service provider channels while improving our competitiveness in the market. Since these enhanced products began shipping two weeks ago, there was no benefit to our Q4 performance. In addition to being a supplier of products to 3Com, our Joint Venture also sells directly in China and Japan as well as to other OEM (Original Equipment Manufacturer) customers. The combination of sales through all of these channels resulted in strong revenue performance for the Joint Venture in its March quarter; and it has nearly achieved break-even profitability.

Let me end by commenting on changes we will be making within our senior management team. About this time last year, we began the relocation of 3Com’s headquarters from Santa Clara, California to Marlborough, Massachusetts. Our goal was to have critical members of our senior team up and running in the new location within a year. At that time, two of our officers Dennis Connors, EVP of worldwide operations, and Mark Slaven, EVP and CFO, could not commit to relocate and entered into agreements with the company to commute from their respective homes for one year.

The one year agreement is expiring and Dennis and Mark have confirmed they will not be relocating to Marlborough. Given the imperative to complete the relocation of our headquarters, I have begun recruiting new executives who will reside in the Boston area and assume these positions.

To that end, I am pleased to announce that Donald Halsted has joined 3Com as SVP of Finance. Don will initially report to Mark Slaven but will replace him as EVP and CFO, reporting to me, effective following the filing of our 10-K in August. Mark will continue to support the company and this transition up to the end of the calendar year. I will be sorry to see Mark leave as he has been instrumental in the progress we have made as a company. However, he will be replaced by an extremely capable executive. Don began his career with IBM in 1979 where he held a number of increasingly responsible positions within its finance organization through 1998. From 1998 to 2003, he held a series of senior finance and operational roles with Polaroid. Most recently he has been the Vice President of Finance with Invensys.

The search for a replacement for Dennis Connors is under way. Dennis has been a key contributor in positioning 3Com for growth. He will continue in his position until a qualified executive has been named which will support an orderly transition.

I want to thank both Dennis and Mark for the outstanding work they have done and continue to do for 3Com. And I want to welcome Don Halsted to the team.

Comments on the Fourth Quarter of Fiscal 2004

To be delivered during the analyst conference call by

Mark Slaven, 3Com executive vice president and chief financial officer

After seven years, making the decision not to relocate and to leave 3Com is not easy. While there’s never a great time to make such a move I believe it’s not a bad time.

Entering the past fiscal year, we had a number of important financial objectives including:

•      Returning to sequential and year over year revenue growth;

•      Expanding gross margins through the outsourcing of manufacturing and several other initiatives;

•      Reducing quarterly operating expenses to a target in the low $90 million range;

•      Substantially closing the gap to profitability;

•      Monetizing excess real estate;

•      Maintaining a negative cash conversion cycle; and

•      Completing the transfer of critical corporate finance roles and functions to Marlborough.

All of these objectives have been met thanks to the hard work and dedication of my entire organization and the 3Com employees at large. As a result, I can leave with 3Com being in the strongest financial and business position that it’s been in some time.

I would like to thank all of you on the phone and all 3Com employees for your patience and dedication through some difficult periods in the past. I do believe there is light at the end of the tunnel and that the future is bright.

I am grateful for having had the opportunity to serve in this capacity and to work with so many of you.

3Com Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	May 28, 2004	February 27, 2004	May 30, 2003	May 28, 2004	May 30, 2003

Sales	$183,345	$171,769	$175,000	$698,884	$932,866
Cost of sales	107,437	111,500	111,600	455,813	511,140

Gross margin	75,908	60,269	63,400	243,071	421,726

Operating expenses:
Sales and marketing	54,613	61,846	64,224	244,703	242,722
Research and development	20,071	23,776	26,927	95,195	113,057
General and administrative	10,723	17,599	22,168	74,245	94,535
Restructuring charges	12,677	39,534	55,969	159,727	184,880
Amortization and write down of intangibles	1,473	1,071	1,483	7,026	10,287
Loss on land and facilities, net	—	—	—	—	887

Total operating expenses	99,557	143,826	170,771	580,896	646,368

Operating loss	(23,649)	(83,557)	(107,371)	(337,825)	(224,642)
Gains (losses) on investments, net	415	880	(3,009)	(10,899)	(36,131)
Interest and other income, net	4,541	3,612	1,475	15,905	20,158

Loss from continuing operations before income taxes, equity interest in unconsolidated joint venture, and cumulative effect of change in accounting principle	(18,693)	(79,065)	(108,905)	(332,819)	(240,615)

Income tax provision (benefit)	(226)	1,626	(10,701)	(3,135)	(10,522)
Equity interest in unconsolidated joint venture	(390)	(4,196)	—	(17,179)	—

Loss from continuing operations before cumulative effect of change in accounting principle	(18,857)	(84,887)	(98,204)	(346,863)	(230,093)

Cumulative effect of change in accounting principle (1)	—	—	—	—	(45,447)

Loss from continuing operations	(18,857)	(84,887)	(98,204)	(346,863)	(275,540)

Discontinued operations, net of taxes (1)	141	(685)	59,786	(2,400)	(8,214)

Net loss	$(18,716)	$(85,572)	$(38,418)	$(349,263)	$(283,754)

Basic and diluted loss per share:
Continuing operations before cumulative effect of change in accounting principle	$(0.05)	$(0.22)	$(0.27)	$(0.91)	$(0.64)
Cumulative effect of change in accounting principle	—	—	—	—	(0.13)
Discontinued operations	—	—	0.16	(0.01)	(0.02)

Net loss	$(0.05)	$(0.22)	$(0.11)	$(0.92)	$(0.79)

Shares used in computing basic and diluted per share amounts	390,833	385,019	364,282	379,766	360,520

(1) During the quarter ended November 29, 2002, we completed the transitional goodwill impairment evaluation prescribed by FAS 142 and recorded a charge totaling approximately $65.6M effective June 1, 2002.  Of this amount $45.4M is presented as cumulative effect of change in accounting principle, and $20.2M is included in discontinued operations, net of taxes.

3Com Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 28, 2004	May 30, 2003
ASSETS

Current assets:
Cash and short-term investments	$1,383,356	$1,484,588
Accounts receivable, net	66,372	90,290
Inventories	27,679	27,068
Other current assets	42,270	51,234

Total current assets	1,519,677	1,653,180

Deferred income taxes	2,937	2,211
Property & equipment, net, and assets held for sale	114,599	350,073
Investment in joint venture	142,891	—
Goodwill, intangibles, deposits, and other assets	40,714	56,896

Total assets	$1,820,818	$2,062,360

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$80,408	$105,583
Accrued liabilities and other	226,161	233,239
Current debt obligations	—	346

Total current liabilities	306,569	339,168

Other long-term obligations	15,135	4,595
Stockholders’ equity	1,499,114	1,718,597

Total liabilities and stockholders’ equity	$1,820,818	$2,062,360

Additional Financial Data
(in thousands, except percentages and per share amounts)
(unaudited)

Sales by Geography

	Three Months Ended
	May 28, 2004	February 27, 2004	$ Change	% Change

Americas	$77,012	$56,889	$20,123	+35%
Europe, Middle East and Africa	81,456	86,451	(4,995)	-6%
Asia Pacific Rim	24,877	28,429	(3,552)	-12%

Total Sales	$183,345	$171,769	$11,576	+7%

Stock Options

			Outstanding Options as of May 28, 2004
Range of exercise prices			Number of shares	Weighted average exercise price

$0.13	-	4.29	5,171	$4.21
4.30	-	5.10	7,573	4.83
5.12	-	5.54	12,367	5.38
5.56	-	6.09	9,885	5.93
6.10	-	10.09	12,954	8.13
10.11	-	21.57	8,935	13.39

Total			56,885	$7.18